Public Policy Holding Company, Inc. Announces Full Year 2025 Financial Results
Revenue Growth Driving Group to Record EBITDA
•Revenue of $186.5 million with organic revenue growth of 6.2%
•Record Adjusted EBITDA of $45.4 million, up 17.7% year over year, achieved at a margin of 24.3%
•Successfully completed our $45.8 million IPO in the US and dual-listing on Nasdaq in January 2026
•Net Debt of $26.6 million has reverted to a Net Cash position in 2026
•Completed two acquisitions in 2025, further expanding PPHC's capabilities and geographic reach
Washington, DC – March 23, 2026 – Public Policy Holding Company, Inc. ("PPHC," "Company," "Group") (Nasdaq: PPHC and AIM: PPHC.L), a leading global strategic communications provider offering a comprehensive range of advisory services in the areas of Government Relations, Corporate Communications, and Public Affairs, today reported unaudited financial results for the year ended December 31, 2025 ("FY 2025").

Q4 2025 Financial Highlights
•Q4 revenue increased 27.8% over the prior period to $49.9 million, with organic growth contributing 5.4%.
•GAAP Net Loss of $(15.2) million compared to $(6.7) million in Q4 2024.
•Adjusted EBITDA of $12.4 million, up 27.1% over the prior period, achieved at a 24.9% margin.
•Adjusted Net Income of $11.3 million was up 66.1%.
•GAAP Basic and diluted loss per share of $(0.86) compared to $(0.46) in Q4 2024.
•Adjusted fully diluted EPS of $0.42 was up $0.15 or 58.0%.

FY 2025 Financial Highlights
•FY revenue increased 24.7% to $186.5 million, with organic growth contributing 6.2%.
•GAAP Net Loss of $(39.0) million compared to $(24.0) in 2024.
•Adjusted EBITDA of $45.4 million, up 17.7%, and achieved at a 24.3% margin.
•Adjusted Net Income of $36.6 million was up 32.1%.
•GAAP Basic and diluted loss per share of $(2.37) compared to $(2.34) in 2024.
•Adjusted fully diluted EPS of $1.39 was up $0.27 or 24.7%.
•GAAP Net Cash Provided by Operations of $24.8 million compared to $16.4 million in 2024.
•Adjusted Free Cash Flow of $36.9 million (2024: $22.2 million).
•Final dividend of $0.240 per Common Outstanding Share; total dividend for FY 2025 $0.355 per share.
Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Incl. M&A expense, Adjusted net income, Adjusted EPS, fully diluted, Organic Revenue Growth, Adjusted Free Cash Flow, are non-GAAP financial measures, as defined and reconciled below.

Stewart Hall, CEO of PPHC, commented:
"The Company's performance in 2025 was strong, with a marked uptick in organic growth supplemented by our well-established M&A program. We have built a diversified platform of high quality businesses that operate across the political spectrum, giving us broad-based resilience and the ability to drive organic revenue growth and achieve attractive margins in a volatile operating landscape.
In 2025, our M&A program continued at pace: we acquired firms that broaden our service offerings and extend our global reach, in line with our strategy. We expect further strategic progress in 2026, supported by a strong and recently enhanced balance sheet following our US IPO.
We continue to operate in a fast-moving and complex policy landscape, meaning our clients - including nearly half of the Fortune 100 - require increasing levels of support and continue to turn to PPHC as partner of choice. The tailwinds driving organic growth are set to continue, positioning us well for the balance of the fiscal year and reinforcing our longer-term outlook. "

Operational Highlights
•Significant progress in line with the Group's stated growth strategy, with earnings accretive acquisitions providing an enhanced complementary range of services to the Group's international client base:
◦Organically, the Group recorded 6.2% growth in revenue for FY 2025, year-on-year which represents a step-up from the 2.7% growth in FY 2024, supported by a significant rebound in Corporate Communications and Public Affairs.
◦Acquired TrailRunner, expanding group-wide capabilities in Corporate Communications and providing cross referral revenue opportunities.
◦Acquired Pine Cove Capital, LLC (renamed "Pine Cove Strategies"), a Texas-based strategic consulting firm, adding to the Group's state-based government relations capabilities.
•Revenue remained highly diversified with the top 10 Group clients representing 9.2% of revenue in 2025 versus 8.7% in 2024; and revenue mix by segment was further diversified with Corporate Communications & Public Affairs segment representing 34.9% in FY 2025 of total revenue (2024: 24.3%).
•By segment:
◦Government Relations Consulting grew at 5.9% for FY 2025, as compared to FY 2024 (3.6% organically compared to FY 2024).
◦Corporate Communications & Public Affairs Consulting increased by 78.7% for the FY 2025, as compared to FY 2024 (8.9% organically compared to FY 2024).
◦Compliance and Insights Services continued its strong growth at 21.5% for the FY 2025, as compared to FY 2024 (reported and organic) as a result of high renewal rates, price increases, and new clients wins, all together reflective of a unique and high value-added offering.
•The Group grew its client base to approximately 1,400 (2024: 1,200), with representations of approximately half of the Fortune 100 in addition to many more via trade associations; this is evidence that our retention rates remain high.
• PPHC ended FY 2025 with 613 clients spending more than $100,000 (2024: 503 clients) and 176 spending more than $250,000 (2024: 137 clients).

Financial Outlook

Roel Smits, CFO of PPHC, commented:
"With the completion of our recent capital raise and US IPO, PPHC enters the next phase of growth from a position of strength. Our balance sheet flexibility allows us to pursue earnings-accretive acquisitions while our strong cashflow allows us to continue investing in organic growth initiatives. Momentum from Q4 has set us up well for a good start to 2026.
In general, PPHC expects to continue growing revenue at an average organic rate of approximately 5%, and this will be supplemented by acquisitions. We generally anticipate Adjusted EBITDA to come in at a margin around 25%, although in 2026 we will experience the impact from assuming US public company costs and certain technology investments.
Our focus continues to be on driving client retention rates, new business generation, and the continued cross-selling of services across the member companies to support organic growth prospects. Clients are increasingly seeking integrated support to manage complex reputational, regulatory, and stakeholder challenges.
The market for Strategic Communications services in key geographies remains fragmented. Management continues to view the Group as a natural consolidator, and the pipeline of acquisition opportunities under development in the U.S., U.K., and mainland Europe remains robust. The Group is actively seeking to expand its portfolio of member companies internationally with strategically and financially attractive opportunities while adding complementary specializations."

Conference Call Webcast Information
PPHC management will host a conference call to discuss the Company’s financial results today at 4:30 p.m. Eastern Time. The call will be led by Stewart Hall, Chief Executive Officer, Roel Smits, Chief Financial Officer, and Thomas Gensemer, Chief Strategy Officer.
Date: Monday, March 23, 2026
Time: 4:30 p.m. Eastern Time
Webcast: Participants may access the conference call via live webcast at https://edge.media-server.com/mmc/p/hqweq9hx/.
Dial-in: To participate via telephone, please register in advance and receive a unique PIN at https://register-conf.media-server.com/register/BI23772b4493ce4ac6b83992079c865d5f
A replay of the webcast of the conference call will be available on the Investor Relations section of the Company’s website at investors.pphcompany.com.

About PPHC
Incorporated in 2014, PPHC is a global government relations, public affairs and strategic communications group providing clients with a fully integrated and comprehensive range of services including government and public relations, research, and digital advocacy campaigns. Engaged by approximately 1,400 clients, including companies, trade associations and non-governmental organizations the Group is active in all major sectors of the economy, including healthcare and pharmaceuticals, financial services, energy, technology, telecoms and transportation. PPHC's services support clients to enhance and defend their reputations, advance policy goals, manage regulatory risk, and engage with federal and state-level policy makers, stakeholders, media, and the public.
For more information, see www.pphcompany.com

Operational Review

Introduction
The Group made significant progress in 2025, combining organic growth with two strategically important, earnings-accretive acquisitions. The integration of our Q2 2025 acquisition of TrailRunner International significantly enhances our global corporate communications capabilities, while the addition of our Q3 2025 acquisition of Pine Cove Strategies further strengthens our Government Relations presence in the State of Texas, together advancing our mission to deliver strategic communications services at greater scale, breadth, and sophistication.
As of December 31, 2025, the Group had approximately 1,400 clients. Every year approximately 77% of these clients renew their relationship with the Group, leading to revenue retention of approximately 86%, demonstrating the strength of the Group’s services, client relationships, and the quality of our earnings.
A key focus of the Group remains on retained clients with greater annual spending above certain thresholds. PPHC ended FY 2025 with 613 clients spending more than $100,000 (2024: 503 clients) and 176 spending more than $250,000 (2024: 137 clients). This increase was supported by a variety of factors, including increasing cross-company client development, PPHC's internal referral awards system, and compensation programs that are based on Group-wide performance. In January 2025, we were pleased to appoint John Green as Chief Client Officer, a new role underscoring PPHC's commitment to maximizing cross-firm collaboration.
In FY 2025, the Group directly represented close to half of the Fortune 100, in addition to many more via their trade associations that the Group serves.

Financial Review
Certain monetary amounts, percentages and other figures included elsewhere in this earnings release have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Adjusted Profit & Loss Statement

	(Amounts in millions, except per share data)
	Three months ended December 31,					Years Ended December 31,
	2025	2024	$ Change		% Change	2025	2024	$ Change		% Change
Revenue	$49.9	$39.0	$10.8		27.8%	$186.5	$149.6	$36.9		24.7%
GAAP Net loss	$(15.2)	$(6.7)	$(8.6)		128.3%	$(39.0)	$(24.0)	$(15.0)		62.8%
Adjusted EBITDA	$12.4	$9.8	$2.7		27.1%	$45.4	$38.6	$6.8		17.7%
Adjusted EBITDA margin	24.9%	25.0%	(0.1)	pts		24.3%	25.8%	(1.5)	pts
M&A expense	$(0.4)	$(0.8)	$0.3		(44.7)%	$(0.8)	$(2.4)	$1.6		(65.6)%
Adjusted EBITDA incl M&A expense	$12.0	$9.0	$3.0		33.4%	$44.5	$36.1	$8.4		23.3%
Depreciation	$—	$—	$—		27.1%	$(0.2)	$(0.1)	$(0.1)		73.5%
Adjusted EBIT	$11.9	$9.0	$3.0		33.4%	$44.4	$36.0	$8.4		23.3%
Interest	$(0.9)	$(0.5)	$(0.4)		80.4%	$(3.3)	$(1.7)	$(1.6)		92.8%
Adjusted EBT	$11.0	$8.4	$2.6		30.5%	$41.0	$34.3	$6.7		19.5%
Taxes	$0.3	$(1.7)	$1.9		(115.9)%	$(4.4)	$(6.5)	$2.1		(32.1)%
Effective tax rate	(2.4)%	19.6%	(21.9)	pts		10.7%	19.1%	(8.4)	pts
Adjusted Net Income	$11.3	$6.8	$4.5		66.1%	$36.6	$27.7	$8.9		32.1%
Adjusted Net Income margin	22.6%	17.4%	5.2	pts		19.6%	18.5%	1.1	pts

GAAP basic and diluted loss per share	(0.86)	(0.46)	(0.40)		86.6%	(2.37)	(2.34)	(0.03)		1.4%
Adjusted EPS ($) (basic)	0.45	0.28	0.17		58.5%	1.48	1.17	0.31		26.4%
Adjusted EPS ($) (fully diluted)	0.42	0.27	0.15		58.0%	1.39	1.11	0.27		24.7%
Dividend paid, per share	0.221	0.262	(0.041)		(15.6)%	0.344	0.702	(0.358)		(51.0)%

Bridge from Adjusted to Reported Results

	(Amounts in millions)
	Three months ended December 31,					Years Ended December 31,
	2025		2024	$ Change	% Change	2025	2024	$ Change	% Change

Adjusted Net Income	$11.3		$6.8	$4.5	66.1%	$36.6	$27.7	$8.9	32.1%
Share-based accounting charge	7.4		8.0	(0.6)	(7.0)%	29.6	31.8	(2.2)	(6.8)%
M&A: Post-combination comp	8.5		2.9	5.7	198.5%	21.3	11.6	9.7	83.4%
M&A: bargain purchase	(2.0)	—	—	(2.0)	—	(2.0)	(2.5)	0.4	(17.1)%
M&A: change in contingent consideration	0.2	—	0.1	0.1	39.5%	5.1	1.9	3.2	169.5%
Long Term Incentive Program charges	2.5		1.2	1.3	105.2%	7.1	4.2	2.9	70.3%
Amortization intangibles	1.5		1.3	0.1	11.5%	6.0	4.7	1.4	29.4%
Loss on impairment of intangible assets	$2.9		$—	$2.9	—	$2.9	$—	$2.9	—
Loss on impairment of goodwill	$6.2		$—	$6.2	—	$6.2	$—	$6.2	—
Other income, net	$(0.6)		$—	$(0.6)	—	$(0.6)	$—	$(0.6)	—
Net Income (Reported)	$(15.2)		$(6.7)	$(8.6)	128.3%	$(39.0)	$(24.0)	$(15.0)	62.8%
Management reviews the progress and performance of its business on the basis of the Adjusted Net Income shown above. The items excluded from the Adjusted Net Income above, while included in our GAAP results, have been shown in the Bridge above. These excluded items do not have a cash impact nor do they reflect ongoing performance of the underlying business. Please refer to the section ‘basis of preparation’ for a discussion of each of the non-cash items excluded from Adjusted Net Income.
Please note that, during Q2 2025, the Company redefined its Underlying EBITDA definition to be Adjusted EBITDA. Adjusted EBITDA excludes expenses related to M&A transactions (which includes M&A related advisory fees, debt origination, and transaction taxes) as follows:

		(Amounts in millions)
		Three months ended December 31,		Years ended December 31,
Old Definition	New Definition	2025	2024	2025	2024
Underlying EBITDA	EBITDA including M&A	$12.0	$9.0	$44.5	$36.1
Remove: M&A Expenses	M&A Expenses	0.4	0.8	0.8	2.4
Adjusted EBITDA	EBITDA excluding M&A	$12.4	$9.8	$45.3	$38.6
M&A expenses were $0.8 million for the year ended December 31, 2025, down from $2.4 million in 2024, with 2024 reflecting a substantial investment in M&A expenses driven by the first international acquisition performed by PPHC as well as debt acquisition charges. For its acquisitions in 2025, the Company utilized less external resources and was able to build off the international platform created in 2024.

Revenue

	($ in millions, except percentages)
	Three months ended December 31,
	2025			2024
	Revenue from acquisitions	Organic revenue	Total revenue	Total revenue	Organic Revenue Growth(1)	Total Growth
Government Relations Consulting	$0.8	$26.8	$27.6	$25.9	3.6%	6.6%
Corporate Communications & Public Affairs Consulting	7.9	10.9	18.9	10.4	5.5%	82.1%
Compliance and Insights Services	—	3.4	3.4	2.8	22.6%	22.6%
Total	$8.7	$41.1	$49.9	$39.0	5.4%	27.8%

	($ in millions, except percentages)
	Years ended December 31,
	2025			2024
	Revenue from acquisitions	Organic revenue	Total revenue	Total revenue	Organic Revenue Growth(1)	Total Growth
Government Relations Consulting	$2.3	$106.2	$108.5	$102.5	3.6%	5.9%
Corporate Communications & Public Affairs Consulting	25.4	39.7	65.1	36.4	8.9%	78.7%
Compliance and Insights Services	—	13.0	13.0	10.7	21.5%	21.5%
Total	$27.7	$158.9	$186.5	$149.6	6.2%	24.7%

	($ in millions, except percentages)
	Three months ended December 31,				Years ended December 31,
	2025	2024	$ change	% change	2025	2024	$ change	% change
United States	$47.3	$37.3	$10.0	26.8%	$177.6	$145.5	$32.1	22.1%
International	2.5	1.7	0.8	49.6%	8.9	4.1	4.8	117.1%
Revenue by geographic market	$49.9	$39.0	$10.8	27.8%	$186.5	$149.6	$36.9	24.7%

The Group’s total revenue for the three and twelve months ended December 31, 2025 increased by 27.8% and 24.7% to $49.9 million and $186.5 million, respectively, as compared to $39.0 million and $149.6 million reported for the same periods in 2024. The organic growth rate was 5.4% and 6.2% as compared to the same periods in 2024, demonstrating the stability of the Group’s core business operations, the dedication of our management teams across our member companies, and the critical importance of our work to our clients, with the remainder of growth driven by the successful integration of Lucas Public Affairs, Pagefield Communications (acquisitions completed in Q2 2024) which are now meaningfully contributing to the Group’s financial performance, TrailRunner International (completed in Q2 2025), and Pine Cove Strategies (completed in Q3 2025).
Organic growth of 5.4% and 6.2% for the three and twelve months ended December 31, 2025, respectively, was the outcome of continued organic growth in Government Relations at 3.6% and 3.6%, Corporate Communications & Public Affairs at 5.5% and 8.9% and Compliance and Insights Services at 22.6% and 21.5%.
During the three and twelve months ended December 31, 2025, 55.3% and 58.1%, respectively, of the Group’s revenues stemmed from Government Relations as compared to the same periods in 2024 of 66.3% and 68.5%, 37.9% and 34.9% came from Corporate Communications & Public Affairs as compared to the same periods in 2024 of 26.6% and 24.3%, and 6.9% and 7.0% from Compliance and Insights Services as compared to the same periods in 2024 of 7.2%.
The Group's revenue realized outside of the US was $2.5 million, or 5.1%, and $8.9 million, or 4.8%, for the three and twelve months ended December 31, 2025, respectively, as compared to $1.7 million, or 4.4%, and $4.1 million, or 2.7%, for the three and twelve months ended December 31, 2024, respectively.

Profit
Long-term Profit

	(dollars in millions)
	FY	FY	FY	FY
	2022	2023	2024	2025
GAAP Net loss	$(15.0)	$(14.2)	$(24.0)	$(39.0)
Adjusted EBITDA	$31.5	$35.4	$38.6	$45.4
Adjusted EBITDA margin	29.0%	26.2%	25.8%	24.3%
GAAP Net losses increased from $(24.0) million in 2024 to $(39.0) million in 2025, the losses primarily being the result of a $29.6 million share based accounting charge stemming from the UK IPO and the treatment of acquisitions in our accounts. The increase in loss in 2025 was driven by a $9.7 million increase in post-combination compensation charges primarily stemming from the Lucas, Pagefield, TrailRunner and Pine Cove acquisitions, a $9.1 million impairment charge related to Pagefield's intangibles and goodwill, and an increase of $3.2 million in the change in fair value of contingent consideration.
Adjusted EBITDA for the three and twelve months ended December 31, 2025 of $12.4 million and $45.4 million, up 27.1% and 17.7% from the same periods in 2024, was achieved at a margin of 24.9% and 24.3%, close to the Group’s historic performance, while reflecting the change in businesses mix with highly profitable Government Relations activities reducing in relative weight, as well as a partial restoration of the bonus pool.

Revenue and Profit by Segment	($ in millions)
	Three months ended December 31,				Years ended December 31,
	2025	2024	% variance		2025	2024	% variance
Government Relations
Revenue	$27.6	$25.9	6.6%		$108.5	$102.5	5.9%
Segment Adjusted pre-bonus EBITDA	12.8	11.5	10.8%		$48.5	$46.9	3.4%
Segment Adjusted pre-bonus EBITDA margin	46.3%	44.6%	1.8	pts	44.7%	45.8%	(1.1)	pts

Corporate Communications and Public Affairs
Revenue	$18.9	$10.4	82.1%		$65.1	$36.4	78.7%
Segment Adjusted pre-bonus EBITDA	$6.1	$2.8	117.5%		$18.8	$7.8	141.7%
Segment Adjusted pre-bonus EBITDA margin	32.3%	27.0%	5.3	pts	28.9%	21.4%	7.5	pts

Compliance and Insights Services
Revenue	$3.4	$2.8	22.6%		$13.0	$10.7	21.5%
Segment Adjusted pre-bonus EBITDA	$1.9	$1.4	42.1%		$7.1	$5.1	39.5%
Segment Adjusted pre-bonus EBITDA margin	56.0%	48.3%	7.7	pts	54.7%	47.7%	7.0	pts

Total
Revenue	$49.9	$39.0	27.8%		$186.5	$149.6	24.7%
Segment Adjusted pre-bonus EBITDA	$20.8	$15.7	32.6%		$74.5	$59.8	24.5%
Segment Adjusted pre-bonus EBITDA margin	41.7%	40.2%	1.5	pts	39.9%	40.0%	(0.1)	pts

Non-allocated Bonus	(5.5)	(3.3)	67.8%		(16.7)	(10.4)	61.1%
Non-allocated Corporate costs	(2.8)	(2.6)	8.1%		(12.4)	(10.9)	13.6%
Adjusted EBITDA	12.4	9.8	27.2%		45.4	38.6	17.7%
Adjusted EBITDA Margin	24.9%	25.0%	(0.1)	pts	24.3%	25.8%	(1.5)	pts
GAAP Net loss	(15.2)	(6.7)	128.3%		(39.0)	(24.0)	62.8%
In Government Relations, revenue has increased by 5.9% in the year ended December 31, 2025 as a consequence of continued organic growth in tandem with the acquisitions of Pagefield (2024 Q2) and Pine Cove Strategies (2025 Q3). The margin of Segment Adjusted pre-bonus EBITDA remained relatively stable at 44.7%, reflecting the stable pricing of retainer contracts both at U.S. Federal and State level.
In Corporate Communications and Public Affairs, revenue has increased by 78.7% in the year ended December 31, 2025 as a consequence of continued strong organic growth, rebounding from a slower first six months in 2024, in tandem with the acquisitions of Pagefield, Lucas Public Affairs (both 2024 Q2) and Trailrunner International (2025 Q2) . The margin of Segment Adjusted pre-bonus EBITDA increased significantly from 21.4% in 2024 to 28.9% in 2025, reflecting the operating leverage effects of realizing higher revenues, although still operating at margins that are lower than the Group's average.
In Compliance and Insights Services, revenue has increased by 21.5% in the year ended December 31, 2025 as a consequence of continued strong organic growth. The margin of Segment Adjusted pre-bonus EBITDA further improved to 54.7%, reflecting the strong pricing of subscription contracts in this area, in combination with the increased use of technology in servicing our clients.

Non-allocated Bonus went up from $10.4 million to 16.7 million in the year ended December 31, 2025, as a result of the growth in pre-bonus EBITDA as well as the restoring of the bonus pool
Non-allocated Corporate costs went up from $10.9 million to $12.4 million in the year ended December 31, 2025, as a result of the building of a robust central platform for supporting our clients, the dual listing, our further growing group of member companies, Also external advisory costs increased as a consequence of these same factors.
After interest and taxes, the Group’s Adjusted Net Income for the year ended December 31, 2025 amounted to $36.6 million, up 32.1% from $27.7 million in 2024.

Other
The Group’s net finance costs for the year ended December 31, 2025 were $3.3 million as compared to 2024 of $1.7 million, reflecting the inclusion of additional debt on the Group’s balance sheet for the acquisitions of Lucas Public Affairs and Pagefield in Q2 2024, and TrailRunner in Q2 2025.
The income tax (expense) benefit tax accrual for the year ended December 31, 2025 was $4.4 million as compared to $6.5 million in 2024, which represents a blended effective tax charge of 10.7% for the year ended December 31, 2025 to Adjusted Profit before Tax. This rate represents a substantial improvement over the 19.1% effective rate in 2024. The reduction was driven by structural and temporary differences between tax accounting and GAAP accounting. At a high level, the two primary driving factors are amortization of goodwill for tax purposes and the vesting of long-term incentive program ("LTIP") compensation.
The Group ended 2024 with 367 employees and at December 31, 2025 this had increased to 450, primarily as a result of the acquisition of TrailRunner. The Group’s average employee count during the year ended December 31, 2025 was 426 (2024: 349).

Cash Flow
PPHC's GAAP Cash Flow statement as presented below on page 22 of this earnings release, has certain acquisition-related payments included in the Cash provided by Operating Activities and in the Cash provided by Financing Activities, as a consequence of certain acquisition payments being made subject to continued employment.
In an effort to also provide a more traditional picture of our Cash Flow build-up, we provide a calculation of Adjusted Free Cash Flow as well as an Alternative Cash Flow Statement that ties abovementioned Adjusted Free Cash Flow to the final movement on the balance sheet.
The Group recorded Adjusted Free Cash Flow of $36.9 million for the year ended December 31, 2025 as compared to $22.2 million in 2024. In general, the generation of Adjusted Free Cash Flow tends to be weighted towards the second half of the year, as a consequence of the payment of annual bonuses in the first half year.

Conversion Cash flow from Operations to Adjusted Free Cash Flow

	(Amount in millions, except percentages)
	Years Ended December 31,
	2025	2024	$ Change	% Change
Net cash provided by Operating Activities - as reported	$24.8	$16.4	$8.4	51.0%
Prepaid post-combination expense	10.5	4.6	5.8	125.4%
Change in other liability	1.7	1.0	0.7	74.6%
Change in contingent consideration	—	0.3	(0.3)	(98.5)%
Acquisition Payments included in Cash flow from Operations	12.2	5.9	6.3	106.7%
Capex	—	(0.1)	—	(80.3)%
Adjusted Free Cash Flow	$36.9	$22.2	$14.7	66.1%
As is typical for the Group, the primary uses of cash are acquisition payments and dividends.
Cash outflows related to acquisitions increased from $26.4 million in 2024 to $33.8 million in 2025, with the 2025 outflow resulting from the completion payments for TrailRunner International and Pine Cove Strategies in combination with an earnout payment for KP Public Affairs. The 2024 outlay was driven by the acquisition payments for Lucas Public Affairs and Pagefield, in addition to an earnout payment for MultiState.
Dividend payments reduced from $16.8 million in 2024 to $8.7 million in 2025. The reduction in dividend reflects the new dividend policy which was announced in January 2025.

Summary of Cash Uses and Sources

	(Amount in millions, except percentages)
	Years Ended December 31,
	2025	2024	$ Change	% Change
Adjusted Free Cash Flow	$36.9	$22.2	$14.7	66.1%

Cash paid for acquisitions, net of cash acquired	(21.1)	(19.8)	(1.3)	6.5%
Acquisition Payments included in Cash flow from Operations	(12.2)	(5.9)	(6.3)	106.7%
Acquisition Payments included in Cash flow from Financing	(0.6)	(0.8)	0.2	(22.4)%
Cash flow related to acquisitions	(33.8)	(26.4)	(7.4)	28.0%

Proceeds from notes payable	24.0	25.0	(1.0)	(4.0)%
Payment of debt issuance costs	(0.1)	(0.2)	0.1	(40.5)%
Loan issued to related parties	(0.5)	—	(0.5)	—
Proceeds received for notes receivable - related parties	—	0.4	(0.4)	(100.0)%
Principal payment of note payable	(9.2)	(3.9)	(5.3)	137.3%
Cash Flow related to debt financing	14.2	21.3	(7.1)	(33.2)%

Dividends paid	(8.7)	(16.8)	8.2	(48.6)%
Payment of deferred equity offering costs	(2.9)	—	(2.9)	—
Cash Flow related to equity financing	(11.6)	(16.8)	5.3	(31.2)%

Effect of foreign exchange rate changes on cash and cash equivalents	0.2	(0.1)	0.2	(388.9)%

Net Cash Movement	$5.9	$0.2	$5.7	2,925.6%

Net debt position
PPHC's debt position at December 31, 2025 of $47.0 million offset by cash of $20.4 million, resulted in a Net Debt position of $26.6 million as compared to a Net Debt position of $17.5 million at December 31, 2024. The increase in Net Debt related to the acquisition of TrailRunner in the second quarter of 2025.

	(Amounts in millions, except percentages)
	December 31,
	2025	2024	% Change	$ Change
Cash and cash equivalents as of end of period	$20.4	$14.5	40.6%	$5.9

Notes payable, long-term, net	(37.9)	(26.0)	45.7%	(11.9)
Notes payable, current portion, net	(9.1)	(6.0)	50.6%	(3.1)
Total Debt	$(47.0)	$(32.0)	46.6%	$(14.9)

Net debt at period-end	$(26.6)	$(17.5)	51.6%	$(9.0)

Earnout obligations
As part of the typical structure applied for the acquisitions that were completed post-UK IPO, the Group also committed to making certain contingent earnout payments. These earnout payments are based on a profit-driven formula and only materialize if the acquired company realizes profit growth after the date of completion. Payments are typically made in a mix of cash and shares. In turn, each of these components of earnout payments may be subject to further vesting requirements and employment conditions, which keeps the recipients financially committed to the Group.
In relation to these earnout payments, the Group has liabilities recorded of $25.0 million on its balance sheet, spread across the ‘Contingent Consideration’ and ‘Other Liabilities’ line items. This number is a reflection not only of the estimated foreseen nominal payments, but also of discount factors and fair value estimates.
The liabilities accrued under 'Contingent Consideration' relate to regular M&A payments, whilst the liabilities accrued under "Other Liabilities" relate to those M&A payments that have 'continued employment' requirements and are therefore subject to 'clawback' provisions.
In nominal terms, over the period 2025-2030, based on expected performance of each of the acquired companies, management anticipates having to make earnout payments of $78.3 million, of which $44.6 million payable in cash and the remainder in shares.
The maximum earnout liability over that same period, which would only be reached if each acquisition meets very aggressive profit growth targets, would be $141.9 million, of which $83.7 million payable in cash and the remainder in shares. Generally, in order for an acquisition to reach maximum earnout payments, it would need to grow its profit by 25-30% annually over the entire earnout period.
Expected Earnout Liabilities – in Nominal Terms

	($ in millions)
	2026	2027	2028	2029	2030	Total
Expected earnout payments in Cash	$12.0	$4.6	$22.8	$1.3	$3.9	$44.6
Expected earnout payments in PPHC stock	4.6	1.7	22.8	0.8	3.9	33.7
Expected earnout payments - total	$16.6	$6.3	$45.5	$2.1	$7.9	$78.3

Maximum earnout payments in Cash	$17.5	$15.4	$22.8	$18.0	$10.0	$83.7
Maximum earnout payments in PPHC stock	7.5	6.9	22.8	11.0	10.0	58.2
Maximum earnout payments - total	$25.0	$22.4	$45.5	$29.0	$20.0	$141.9

Dividend
The Company's board of directors have declared a total dividend for 2025 of $0.355 per Common Stock, which equates to an aggregate amount, based on the anticipated number of outstanding Common Stock, of approximately $9.7 million. Because $0.115 per Common Stock was paid as interim dividend in October 2025, a final dividend of $0.240 per Common Stock remains payable to the holders of record of all the issued and outstanding shares of the Company’s Common Stock as of the close of business on the record date, April 24, 2026.

The ex-dividend date for shares of the Company’s Common Stock traded on AIM is April 23, 2026, and for shares of the Company’s Common Stock traded on Nasdaq, the ex-dividend date is April 22, 2026. The final dividend will be paid no later than May 22, 2026.

This proposed final dividend reflects the intended dividend reduction announced in January 2025, aimed at retaining more of the Group’s strong cash flow, and enabling the Group to continue pursuing accretive M&A and drive long-term growth.

Information per Share

	Share count in thousands
	Years ended December 31,
	2025	2024	Share count / $ Change	% Change
# of shares period end - GAAP - basic and fully diluted	20,822	16,884	3,938	23.3%
# of shares period end - Legally outstanding - basic	25,174	24,018	1,157	4.8%
# of shares period end - Legally outstanding - fully diluted	26,868	25,564	1,305	5.1%
# weighted avg shares - GAAP - basic and fully diluted	17,467	13,409	4,058	30.3%
# weighted avg shares - Legally outstanding - basic	24,775	23,641	1,134	4.8%
# weighted avg shares - Legally outstanding - fully diluted	26,439	24,954	1,485	5.9%
EPS - GAAP reported (basic and fully diluted)	$(2.37)	$(2.34)	(0.03)	1.4%
Adjusted EPS - basic	$1.48	$1.17	0.31	26.4%
Adjusted EPS - fully diluted	$1.39	$1.11	0.27	24.7%
Dividend paid - per share	$0.344	$0.702	(0.358)	(51.0)%
Adjusted Free Cash Flow per share	$1.49	$0.94	$0.55	58.5%
For the purpose of giving investors a useful view on Earnings Per Share ("EPS"), the Group computed EPS not only on a GAAP Reported Profit basis, but also on an Adjusted Net Income basis. For the latter calculation the Group includes in the denominator the legally outstanding number of shares. This definition not only includes the common shares outstanding, but also (i) unvested portion of the pre-UK IPO Retained Shares, (ii) unvested shares that have been issued in relation to post-IPO acquisitions, and (iii) unvested Restricted Stock Awards. While those shares are still subject to vesting rules, and therefore not part of the Common Outstanding share count per GAAP definition, they entitle the recipients to dividends and voting rights.
Note that the growth in weighted of average number of shares for the year ended December 31, 2025 (4.8% basic, 5.9% fully diluted) was driven by annual LTIP issuance as well as M&A related issuances.

(Subsequent to period close, due to the Company's U.S. public offering in January 2026, the number of outstanding shares has increased by 3,400,000 shares.)

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Forward-Looking Statements
This earnings release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties. Forward-looking statements are often identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions, or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements regarding the Company’s future financial performance, business strategy, market opportunities, anticipated financial position, liquidity and capital needs, and other statements that are not historical facts. These statements are based on various assumptions, whether or not identified in this earnings release, and on the current expectations and assumptions of the Company’s management, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict, including as detailed in our filings with the Securities and Exchange Commission (the "SEC"). Moreover, we operate in a very competitive and rapidly changing environment and new risks emerge from time to time. It is not possible for our management to predict all risks, many of which are outside the control of the Company, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those discussed in the forward-looking statements. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this earnings release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements and we cannot guarantee any future performance, conditions or results. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Copies or our filings with the SEC can be found on our investor relations website (investors.pphcompany.com) or on the SEC website (www.sec.gov).
Industry Information
Market data and estimates used throughout this earnings release are based on information from independent third parties and other publicly available information in addition to management’s internal estimates. Such data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. No representations or warranties are made by the Company or any of its affiliates as to the accuracy of any such information. Projections, assumptions and estimates of the future performance of the industry in which the Company operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause results to differ materially from those expressed in management’s estimates and beliefs and in the estimates prepared by independent parties.

Basis of preparation
The financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States ("U.S. GAAP" or "GAAP").
When the Company purchases services or goods on behalf of its clients (for example in the case of media purchases), the Group does not recognize the purchased goods as net revenue, but only the net fees earned on the purchases. Therefore, purchases on behalf of clients do not materially impact the top-line or the margins.
Management believes that Adjusted EBITDA and Adjusted Net Income are more useful performance indicators than the reported Net Income. The following elements distinguish our Adjusted Net Income from our Reported Net Income:
(1)Share-based accounting charge: As mentioned in all prior filings and annual reports, shares issued to employee shareholders at the time of the London 2021 IPO are subject to a vesting schedule. In addition, their employment agreements contain certain provisions which enable cash derived from the sale of shares at the time of the London 2021 IPO to be clawed back and forfeited on certain events of termination of employment. These items create a non-cash share-based accounting charge in accordance with guidance under U.S. GAAP, Accounting Standards Codification, 718- 10-S99-2, "Compensation-Stock Compensation". Based on the value of the Company at the time of admission ($197 million) and the pre-admission employee shares sold in 2021, for the three and twelve months ending December 31, 2025, the non-cash charge are $7.4 million and $29.6 million (2024: $8.0 million and $31.8 million). This non-cash share-based charge has no impact on tax, nor share count or Company operations.
(2)Post-combination compensation charge: In the acquisitions that have been completed since the IPO in 2021, the Group makes payments in cash and shares. In order to protect the interests of the Group, the shares issued as part of these transactions were made subject to vesting schedules. To a similar degree, also the cash paid as part of these transactions can be clawed back and forfeited on certain events of termination of employment.

The addition of these provisions to purchase price paid creates a post-combination compensation charge in accordance with accounting guidance under U.S. GAAP, Accounting Standards Codification, ASC 805-10-55-25, "Business Combinations - Contingent Payments". For the three and twelve months ending December 31, 2025 the non-cash charges were $8.5 million and $21.3 million (2024: $2.9 million and $11.6 million). Again, this is a non-cash charge and has no impact on either tax or Company operations.
(3)LTIP charges. In 2022 the Group issued the first stock-based compensation units under the Omnibus Plan. This plan was introduced at the time of the London 2021 IPO and allows the Group to issue up to a certain number of stock-related units (e.g. options, restricted stock). In the year ended December 31, 2025, PPHC issued 62,588 ( 2024: 85,000) stock options at a premium exercise price (market price at time of grant plus 20%), exercisable at the 3rd anniversary of the grant. Also, the Group issued 498,532 restricted stock units (2024: 586,000), and 195,593 restricted stock awards (2024: 140,748). Similar to 2024, no restricted stock appreciation awards were awarded in 2025 as these instruments are getting phased out. The charges relating to these issuances were $7.1 million in the year ended December 31, 2025 (2024: $4.2 million), and those were computed using the Black Scholes method.
(4)Amortization of intangibles: The non-cash amortization charge of $1.5 million and $6.0 million for the three and twelve months ending December 31, 2025 (2024: $1.3 million and $4.7 million) relates to the amortization of customer relationships, developed technology, and noncompete agreements per ASC 805.
(5)Bargain purchase: As laid out in point 2, because a significant part of the purchase price of our acquisitions is tied to continued employment, this part has been accounted for as post-combination compensation in the Group’s Consolidated Statements of Operations. As a consequence, for certain acquisitions, the remaining book purchase price is lower than the tax purchase price. The reason for the bargain purchase gain is tied directly to the tax purchase price significantly exceeding the book purchase price and is not a reflection of a true bargain purchase of the actual intangible and tangible assets of these acquisitions. The income recorded relating to the bargain purchase was $2.0 million in the three and twelve months ending December 31, 2025 (2024: zero and $2.5 million).
(6)Change in Contingent Consideration: The contingent consideration liability recorded as part of the acquisitions is adjusted at each reporting period for the change in the estimated fair value of that liability. The fair value changes over time based on management assumptions, the passage of time, payments made, and other external inputs, such as discount rates and volatility. The change in the estimated fair value of the contingent consideration is recorded as a non-operating expense of $0.2 million and $5.1 million in the three and twelve months ending December 31, 2025 (2024: $0.1 million and $1.9 million).
(7)Loss from Impairment: Based on the results of the Company’s qualitative assessment performed for our indefinite-lived assets, as of October 1, 2025, we determined that the effects of the decline in operations was a result of certain client relationships and employee turnover at Pagefield constituted a triggering event for both the Pagefield Government Relations Consulting reporting unit and the Pagefield Corporate Communications & Public Affairs reporting unit. We conducted our annual test of the fair value of the Pagefield acquisition's goodwill. We applied the discounted cash flow method and the guideline public company method to determine the fair value of both reporting units. The results of this approach indicated that the Pagefield Government Relations Consulting reporting unit's carrying value exceeded its fair value by 55.9% and the Pagefield Corporate Communications & Public Affairs reporting unit's carrying value exceeded its fair value by 21.1%. We therefore concluded that a portion of the goodwill was impaired as of December 31, 2025 and recorded non-cash impairment charges of $4.8 million to the Pagefield Government Relations Consulting reporting unit and $1.5 million to the Pagefield Corporate Communications & Public Affairs reporting unit. No goodwill of indefinite-lived intangible asset was impairment for the year ended December 31, 2024. Additionally, based on the results of the Company's qualitative assessment performed on our definite-lived assets which consist of customer relationships, developed technology and non-compete agreements that have been acquired through various acquisitions, we concluded that a portion of the trade names and customer relationships was impaired as of December 31, 2025 and recorded a non-cash impairment charges of $0.3 million and $2.6 million, respectively. The Company has not recorded any impairment charges related to long-lived assets for the year ended December 31, 2024.
(8)M&A expenses: since Q2 2025 reporting, the Group has been excluding M&A expenses from the Adjusted EBITDA. M&A expenses have a one-off character because expenses are incurred around the time the Group executes an acquisition. Expenses typically exists of M&A advisory fees, debt origination costs, and transaction related taxes. The M&A expenses in the three and twelve months ending December 31, 2025 amounted to $0.4 million and $0.8 million, a significant decline from $0.8 million and $2.4 million in 2024. The high costs in 2024 directly related to the acquisition of Pagefield, which was the Group's first acquisition outside the U.S.
For the calculation of EPS based on GAAP Profit, as a denominator, the Group uses the weighted average number of Common Stock outstanding during the period. For the calculation of EPS based on Adjusted Profit, as a denominator, the Group uses the weighted average number of Legally Issued shares during the period. This comprises all the Common Stock outstanding, as well as those shares that were yet unvested but entitled the owner to dividends and voting rights.

Definitions and Uses of Non-GAAP Financial Measures
Our management uses a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability. These financial and operating metrics include Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Incl. M&A expense, Adjusted net income, Adjusted EPS, fully diluted, Organic Revenue Growth, Adjusted Free Cash Flow, which are financial measures not recognized under US GAAP.
These non-GAAP financial measures are used by management to measure our operating performance, but may not be directly comparable to similar measures, such as EBITDA or Adjusted EBITDA, relied on or reported by other companies, including other companies in our industry. We believe excluding items that neither relate to the ordinary course of business nor reflect our underlying business operating performance, such as equity-based compensation, the amortization of acquired intangible assets, acquisition-related post-combination compensation and contingent consideration, gains on bargain purchase price, interest and tax enables meaningful period-to-period comparisons of our operating performance. We also use these non-GAAP financial measures when publicly providing our business outlook, for internal management purposes, and as a basis for evaluating potential acquisitions and dispositions.
We believe that the exclusion of equity-based compensation expense such as stock options, restricted stock awards, restricted stock units and equity-based compensation related to retained pre-UK IPO shares granted in relation to our listing on the London Stock Exchange, is appropriate because it eliminates the impact of non-cash expenses for equity-based compensation costs that are based upon valuation methodologies and assumptions that can vary significantly over time due to factors that are (i) unrelated to our core operating performance, and (ii) can be outside of our control. Although we exclude equity-based compensation expenses from our non-GAAP measures, equity compensation has been, and will continue to be, an important part of our future compensation strategy and a significant component of our future expenses that may increase in future periods. Additionally, we believe the exclusion of compensation expense related to share appreciation rights, which are cash settled, is unrelated to our core operating performance in addition to the fact that share appreciation rights are no longer part of our compensation plans going forward.
We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net loss before depreciation, interest income, interest expense, income tax expense, mergers and acquisitions (“M&A”) expenses, long-term incentive program charges, share-based accounting charges, post-combination compensation charges, impairment, change in fair value of contingent consideration, gain on bargain purchase price net of deferred taxes and amortization of intangible assets. Adjusted EBITDA Incl. M&A expense we define as net loss before depreciation, interest income, interest expense, income tax expense, long-term incentive program charges, share-based accounting charges, post-combination compensation charges, change in fair value of contingent consideration, gain on bargain purchase price net of deferred taxes and amortization of intangible assets. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. While our Adjusted EBITDA may not be directly comparable to the EBITDA or other measures used by others, we believe it helps provide a clearer picture of the underlying performance of the business by removing certain expenses tied to specific historical acquisitions, including post-combination compensation charges, as well as non-cash charges such as depreciation and amortization of intangibles. Additionally, we believe that Adjusted EBITDA provides investors and management with operating results that reflect our core operating activity of serving clients by removing the highly variable M&A costs expenditure.
We define Adjusted Net Income, which is a non-GAAP financial measure, as consolidated net loss before long-term incentive program charges, share-based accounting charges, post-combination compensation charges, change in fair value of contingent consideration, impairment, gain on bargain purchase price net of deferred taxes and amortization of intangible assets. We use Adjusted Net Income for the purpose of calculating Adjusted Earnings per Share ("Adjusted EPS", being referenced as either "Adjusted EPS, basic" or "Adjusted EPS, fully diluted"). Management uses Adjusted EPS diluted to assess total group operating performance on a consistent basis. We define Adjusted Net Income as net income excluding the impact of long-term incentive program charges, share-based accounting charges, post-combination compensation charges, change in fair value of contingent consideration, gain on bargain purchase price net of deferred taxes and amortization of intangible assets. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a clearer picture of our underlying business operating results.
We define Adjusted Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by operating activities less cash payments for purchases of property and equipment and less acquisition related payouts classified in operating cash flows specifically changes in prepaid post combination payments, changes in other liability (liability classified earnout obligations) and changes in contingent consideration. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with useful supplemental information on our ability to generate cash for ongoing business operations and capital deployment.
We define Net Cash (Debt) as total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. The total principal amount of debt outstanding is comprised of the long-term debt and current maturities of long-term debt as presented in our consolidated balance sheets adding back any debt issuance costs. We believe that the presentation of Net Cash (Debt) provides useful information to investors because our management reviews Net Cash (Debt) as part of our oversight of overall liquidity, financial flexibility and leverage.
We define Organic Revenue Growth as the year-over-year revenue growth excluding revenues from acquired businesses for the first twelve months following the date of acquisition. For purposes of this calculation, the revenue of an acquired business is classified as acquired revenue and excluded from Organic Revenue Growth until the thirteenth month following the acquisition date. Beginning in the thirteenth month, the revenue from that acquisition is included in the Organic Revenue Growth comparison against the corresponding prior-year period. This approach ensures comparability by aligning revenue bases year-over-year and isolating the performance of our ongoing operations. We believe that Organic Revenue Growth is a useful supplemental metric for investors and management, as it provides a clearer view of underlying revenue trends excluding the impact of acquisition-related growth.
Certain monetary amounts, percentages and other figures included elsewhere in this earnings release have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31, 2025 (Unaudited)	December 31, 2024

ASSETS:
Current assets:
Cash and cash equivalents	$20,436	$14,536
Contract receivables, net	21,851	18,285
Notes receivable - related parties, current portion	750	863
Income taxes receivable	2,068	3,185
Prepaid post-combination compensation, current portion	3,585	6,070
Prepaid expenses and other current assets	9,598	2,726
Amounts due from related parties	266	—
Total current assets	58,554	45,665
Property and equipment at cost, less accumulated depreciation	598	751
Notes receivable - related parties, long term	900	1,050
Operating lease right of use asset	18,829	18,428
Goodwill	56,990	64,308
Other intangible assets, net of accumulated amortization	37,113	32,144
Deferred income tax asset	24,600	11,038
Prepaid post-combination compensation, long term	4,692	888
Other long-term assets	276	189
TOTAL ASSETS	$202,552	$174,461
LIABILITIES AND EQUITY:
Current liabilities:
Accounts payable and accrued expenses	30,819	20,044
Amounts owed to related parties	—	556
Deferred revenue	3,310	3,150
Operating lease liability, current portion	5,070	4,827
Contingent consideration, current portion	3,134	2,093
Other liability, current portion	1,441	1,135
Notes payable, current portion, net	9,082	6,031
Total current liabilities	52,856	37,836
Notes payable, long term, net	37,906	26,014
Contingent consideration, long term	9,864	8,803
Other liability, long term	10,553	3,745
Operating lease liability, long term	16,469	16,808
Total liabilities	$127,648	$93,206
Stockholders' equity:
Common stock, $0.001 par value, 1,000,000,000 shares authorized, 25,174,492 and 24,017,599 shares issued and outstanding as of December 31, 2025, and 2024, respectively	24	23
Additional paid-in capital	237,075	197,489
Accumulated deficit	(163,381)	(115,721)
Accumulated other comprehensive income (loss)	1,186	(536)
Total stockholders’ equity	74,904	81,255
TOTAL LIABILITIES AND EQUITY	$202,552	$174,461

Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	Years Ended December 31,
	2025 (Unaudited)	2024
Revenue	$186,541	$149,563
Operating expenses:
Salaries and other personnel costs	160,800	126,640
Office and other direct costs	7,094	5,651
Cost of services	167,894	132,291
Salaries, general and administrative	31,791	26,837
Mergers and acquisitions expense	837	2,434
Depreciation and amortization expense	5,676	4,244
Loss on impairment of intangible assets	2,890	-
Loss on impairment of goodwill	6,219	-
Change in fair value of contingent consideration	5,147	1,910
Total operating expenses	220,454	167,716
Loss from operations	(33,913)	(18,153)
Gain on bargain purchase	2,043	2,464
Interest income	81	177
Interest expense	(3,402)	(1,900)
Other income, net	589	-
Net loss before income taxes	(34,602)	(17,412)
Income tax expense	(4,399)	(6,545)
Net loss	$(39,001)	$(23,957)

Net loss per share attributable to common stockholders, basic and diluted (2024 restated)	$(2.37)	$(2.34)
Basic and diluted	17,466,665	13,409,160

Net loss	$(39,001)	$(23,957)
Foreign currency translation gain (loss)	1,722	(536)
Total comprehensive loss	$(37,279)	$(24,493)

Condensed Consolidated Statements of Stockholders' Equity
(Amounts in thousands, except share and per share data)
(Unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Shares (Restated)	Amount
Balance at December 31, 2024	24,017,599	$23	$197,489	$(115,721)	$(536)	$81,255
Long term incentive program charges	—	—	5,790	—	—	5,790,000
Issuance of unvested legally outstanding shares	719,618	—	—	—	—	—
Related to acquisitions
Issuance of common stock	177,744	—	1,284	—	—	1,284
Issuance of common stock for settlement of other liability	—	—	342	—	—	342,000
Vesting of stock issued from acquisitions	—	—	1	(1)	—	—
Vesting of restricted stock awards	—	—	1	(1)	—	—
Vesting of restricted stock units	329,141	1	—	(1)	—	—
Repayment of note receivable by Alpine Group	(63,356)	—	(532)	—	—	(532)
Post-combination compensation charge-shares	—	—	3,074	—	—	3,074
Dividends	—	—	—	(8,656)	—	(8,656)
Forfeiture of unvested restricted stock	(6,254)	—	—	—	—	—
Share-based accounting charge	—	—	29,626	—	—	29,626
Foreign currency translation gain	—	—	—	—	1,722	1,722
Net loss	—	—	—	(39,001)	—	(39,001)
Balance at December 31, 2025	25,174,492	$24	$237,075	$(163,381)	$1,186	$74,904

Condensed Consolidated Statements of Stockholders' Equity
(Amounts in thousands, except share and per share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss)	Total Stockholders’ Equity
	Shares (Restated)	Amount
Balance at December 31, 2023	23,054,393	$22	$156,972	$(74,925)	$—	82,069
Issuance of unvested legally outstanding shares	537,054	—	—	—	—	—
Long term incentive program charges	—	—	3,784	—	—	3,784
Dividends	—	—	—	(16,836)	—	(16,836)
Vesting of stock issued from acquisitions	—	—	1	(1)	—	—
Vesting of restricted stock awards	—	1	—	(1)	—	—
Vesting of restricted stock units	158,337	—	1	(1)	—	—
Common stock issued to Multistate as settlement of contingent consideration	88,287	—	691	—	—	691
Issuance of common stock for acquisition	179,528	—	1,443	—	—	1,443
Post-combination compensation charge-shares	—	—	2,793	—	—	2,793
Share-Based Accounting Charge Retained Pre-IPO Shares	—	—	31,804	—	—	31,804
Foreign currency translation (loss)	—	—	—	—	(536)	(536)
Net loss	—	—	—	(23,957)	—	(23,957)
Balance at December 31, 2024	24,017,599	$23	$197,489	$(115,721)	$(536)	$81,255

Consolidated Statements of Cash Flows
(Amounts in thousands, except share and per share data)

	Years Ended December 31,
	2025 (Unaudited)	2024
Cash Flows from Operating Activities:
Net loss	$(39,001)	$(23,957)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	192	136
Amortization expense - intangibles	6,046	4,671
Amortization of right of use assets	5,466	4,071
Amortization of prepaid post-combination compensation	8,987	5,062
Accretion of other liability	8,490	3,742
Amortization of debt discount	236	182
Provision for deferred income taxes	(2,712)	(1,294)
Share-based accounting charge	29,626	31,804
Stock-based compensation	7,086	4,162
Post-combination compensation charge-shares	3,074	2,793
Change in fair value of contingent consideration	5,147	1,910
Gain on bargain purchase	(2,043)	(2,464)
Credit losses on accounts receivable	2,353	—
Impairment of goodwill and other intangible assets	9,109	—
Employee loan forgiveness	250	—
(Increase) decrease in:
Accounts receivable	(5,060)	(3,118)
Prepaid post-combination expense	(10,456)	(4,640)
Prepaid expenses and other assets	(1,142)	573
Increase (decrease) in:
Accounts payable and accrued expenses	6,325	(2,053)
Income taxes payable and receivable	1,149	(2,219)
Deferred revenue	149	959
Contingent consideration	(4)	(269)
Operating lease liability	(5,961)	(4,277)
Other liabilities	(1,714)	(982)
Transactions with members and related parties	(822)	1,611
Net Cash Provided by Operating Activities	24,770	16,403
Cash Flows from Investing Activities:
Purchases of property and equipment	(11)	(56)
Proceeds issued for notes receivable - related parties	(500)	—
Proceeds received for notes receivable - related parties	—	350
Cash paid for acquisitions, net of cash acquired	(21,065)	(19,784)
Net Cash Used in Investing Activities	(21,576)	(19,490)
Cash Flows from Financing Activities:
Proceeds from notes payable	24,000	25,000
Payment of debt issuance costs	(128)	(215)
Payment of deferred equity offering costs	(2,919)	—
Principal payment of note payable	(9,165)	(3,863)
Payment of contingent considerations	(582)	(750)
Dividends paid	(8,656)	(16,836)
Net Cash Provided by Financing Activities	2,550	3,336
Effect of foreign exchange rate changes on cash and cash equivalents	156	(54)
Net Change in Cash and Cash Equivalents	5,900	195
Cash and Cash Equivalents as of Beginning of Period	14,536	14,341
Cash and Cash Equivalents at the End of Period	$20,436	$14,536

	Years Ended December 31,
	2025 (Unaudited)	2024
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,165	$1,718
Cash paid for income taxes	$5,939	$10,049
Common stock received for repayment of note receivable with Alpine Group	$532	$—
Right of use assets obtained with lease liabilities	$5,866	$1,065
Contingent consideration issued for acquisitions	$—	$3,798
Common stock issued for acquisitions	$1,285	$1,443
Stock issued for settlement of other liability	$342	$—
Accrued deferred equity offering costs	$2,598	$—
Stock issued for settlement of contingent consideration	$—	$691

Contact Information
Public Policy Holding Company, Inc.
800 North Capitol St. NW
Washington, DC 20002
+1 (202) 688 0020

For Investors
Matthew Mazzanti, Investor Relations
IR@pphcompany.com

For Media & Other
inquiries@pphcompany.com